Exhibit 23.1
Report on Financial Statement Schedule and Consent of Independent Registered Public Accounting Firm
To the Supervisory Board
Fresenius Medical Care AG & Co. KGaA:
      The audit referred to in our report dated February 16, 2007, except for the effect of the stock split, which is as of June 15, 2007, included the related consolidated financial statement schedule as of December 31, 2006, and for each of the years in the three-year period ended December 31, 2006, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements for the year ended December 31, 2006 refers to the fact that the Company adopted FASB Statements No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” and No. 123 (revised), “Share-Based Payments”.

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprufüngsgesellschaft
Frankfurt am Main, Germany
December 3, 2007